Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer

	Telephone:	(360) 828-0700

BBSI ANNOUNCES ACQUISITION

OF FIRST EMPLOYMENT SERVICES, INC.

VANCOUVER, WASHINGTON, January 2, 2008 - Barrett Business Services, Inc. (Nasdaq: BBSI) today announced that it has reached an agreement in principle to acquire First Employment Services, Inc. headquartered in Tempe, Arizona pursuant to an asset purchase agreement to be effective February 4, 2008. The transaction is subject to the successful completion of due diligence and the execution of a definitive purchase agreement. Consideration for the all cash transaction is expected to approximate $5.0 million, which includes approximately $3.8 million in cash due upon closing and the balance of the consideration to be contingent upon the financial performance during the 12-month period following the effective date.

First Employment Services, a privately-held staffing company, operates two offices in Arizona, one in Tempe and one in Phoenix. For calendar 2007, First Employment's revenues are expected to be approximately $7.5 million. BBSI anticipates that this acquisition may be accretive to its earnings by approximately 3 to 4 cents per diluted share for the 12-month period following the effective date.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

Statements in this release about future events or performance, including revenues expectations for 2007 and earnings expectations for 2008, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers' compensation regulatory environment in one or more of our primary markets, and the collectibility of accounts receivable, among others. Other important factors that may affect the Company's future prospects are described in the Company’s 2006 Annual Report on Form 10-K and quarterly reports on Form 10-Q filed thereafter. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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